Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-                ) and the related Prospectus of KeyCorp and KeyCorp Capital VIII and to the incorporation by reference therein of our reports dated February 24, 2006, with respect to the consolidated financial statements of KeyCorp, KeyCorp management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of KeyCorp, incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Cleveland, Ohio

June 9, 2006